SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ___________

                                  SCHEDULE 13G

                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                              (Amendment No. __)*



                            Comsys IT Partners, Inc.
                        (formerly Venturi Partners, Inc.)
                        ---------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    20581E104
                                 --------------
                                 (CUSIP Number)


                                November 30, 2005
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

----------------------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 19 Pages

CUSIP NO. 20581E104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson Global Opportunities Partners L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
NUMBER OF                         5      SOLE VOTING POWER
SHARES                                   -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6      SHARED VOTING POWER
EACH REPORT-                             1,055,547 (includes warrants to acquire
ING PERSON                               56,570 shares of Common Stock)
WITH                              ----------------------------------------------
                                  7      SOLE DISPOSITIVE POWER
                                         -0-
                                  ----------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         1,055,547 (includes warrants to acquire
                                         56,570 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,055,547 (includes warrants to acquire 56,570 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP NO. 20581E104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson Global Opportunities Partners (Bermuda) L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Bermuda
--------------------------------------------------------------------------------
NUMBER OF                         5      SOLE VOTING POWER
SHARES                                   -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6      SHARED VOTING POWER
EACH REPORT-                             367,824 (includes warrants to acquire
ING PERSON                               19,712 shares of Common Stock)
WITH                              ----------------------------------------------
                                  7      SOLE DISPOSITIVE POWER
                                         -0-
                                  ----------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         367,824 (includes warrants to acquire
                                         19,712 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     367,824 (includes warrants to acquire 19,712 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP NO. 20581E104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson Global Opportunities Partners B, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
NUMBER OF                         5      SOLE VOTING POWER
SHARES                                   -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6      SHARED VOTING POWER
EACH REPORT-                             35,128 (includes warrants to acquire
ING PERSON                               1,887 shares of Common Stock)
WITH                              ----------------------------------------------
                                  7      SOLE DISPOSITIVE POWER
                                         -0-
                                  ----------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         35,128 (includes warrants to acquire
                                         1,887 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,128 (includes warrants to acquire 1,887 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP NO. 20581E104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson Global Advisers LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
NUMBER OF                         5      SOLE VOTING POWER
SHARES                                   -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6      SHARED VOTING POWER
EACH REPORT-                             1,458,499 (includes warrants to acquire
ING PERSON                               78,169 shares of Common Stock)
WITH                              ----------------------------------------------
                                  7      SOLE DISPOSITIVE POWER
                                         -0-
                                  ----------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         1,458,499 (includes warrants to acquire
                                         78,169 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,458,499 (includes warrants to acquire 78,169 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IA, OO
--------------------------------------------------------------------------------

CUSIP NO. 20581E104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson Global Partners LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
NUMBER OF                         5      SOLE VOTING POWER
SHARES                                   -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6      SHARED VOTING POWER
EACH REPORT-                             1,458,499 (includes warrants to acquire
ING PERSON                               78,169 shares of Common Stock)
WITH                              ----------------------------------------------
                                  7      SOLE DISPOSITIVE POWER
                                         -0-
                                  ----------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         1,458,499 (includes warrants to acquire
                                         78,169 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,458,499 (includes warrants to acquire 78,169 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC, OO
--------------------------------------------------------------------------------

CUSIP NO. 20581E104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson Asset Management LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
NUMBER OF                         5      SOLE VOTING POWER
SHARES                                   -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6      SHARED VOTING POWER
EACH REPORT-                             1,458,499 (includes warrants to acquire
ING PERSON                               78,169 shares of Common Stock)
WITH                              ----------------------------------------------
                                  7      SOLE DISPOSITIVE POWER
                                         -0-
                                  ----------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         1,458,499 (includes warrants to acquire
                                         78,169 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,458,499 (includes warrants to acquire 78,169 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC, OO
--------------------------------------------------------------------------------

CUSIP NO. 20581E104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
NUMBER OF                         5      SOLE VOTING POWER
SHARES                                   -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6      SHARED VOTING POWER
EACH REPORT-                             1,458,499 (includes warrants to acquire
ING PERSON                               78,169 shares of Common Stock)
WITH                              ----------------------------------------------
                                  7      SOLE DISPOSITIVE POWER
                                         -0-
                                  ----------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         1,458,499 (includes warrants to acquire
                                         78,169 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,458,499 (includes warrants to acquire 78,169 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC, OO
--------------------------------------------------------------------------------

CUSIP NO. 20581E104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     David J. Matlin
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
NUMBER OF                         5      SOLE VOTING POWER
SHARES                                   -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6      SHARED VOTING POWER
EACH REPORT-                             1,458,499 (includes warrants to acquire
ING PERSON                               78,169 shares of Common Stock)
WITH                              ----------------------------------------------
                                  7      SOLE DISPOSITIVE POWER
                                         -0-
                                  ----------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         1,458,499 (includes warrants to acquire
                                         78,169 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,458,499 (includes warrants to acquire 78,169 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC, IN
--------------------------------------------------------------------------------

CUSIP NO. 20581E104
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Mark R. Patterson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
NUMBER OF                         5      SOLE VOTING POWER
SHARES                                   -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6      SHARED VOTING POWER
EACH REPORT-                             1,458,499 (includes warrants to acquire
ING PERSON                               78,169 shares of Common Stock)
WITH                              ----------------------------------------------
                                  7      SOLE DISPOSITIVE POWER
                                         -0-
                                  ----------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         1,458,499 (includes warrants to acquire
                                         78,169 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,458,499 (includes warrants to acquire 78,169 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC, IN
--------------------------------------------------------------------------------

Preliminary Note.

         This statement is being filed to reflect the fact that the Reporting Persons are qualified to report on Schedule 13G and are no longer required to file on Schedule 13D.

Item 1.
         (a)      Name of Issuer:

                  Comsys IT Partners, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  4400 Post Oak Parkway
                  Suite 1800
                  Houston, Texas 77027

Item 2.
         (a)      Name of Persons Filing:

                  MatlinPatterson Global Opportunities Partners L.P.
                   ("Matlin Partners (Delaware)")
                  MatlinPatterson Global Opportunities Partners (Bermuda) L.P.
                   ("Matlin Partners (Bermuda)")
                  MatlinPatterson Global Opportunities Partners B, L.P.
                   ("Matlin Partners B")
                  MatlinPatterson Global Advisers LLC
                   ("Matlin Advisers")
                  MatlinPatterson Global Partners LLC
                   ("Matlin Global Partners")
                  MatlinPatterson Asset Management LLC
                   ("Matlin Asset Management")
                  MatlinPatterson LLC ("MatlinPatterson")
                  Mark R. Patterson
                  David J. Matlin
                  (collectively, the "Reporting Persons")

         (b)      Address of Principal Business Office or, if none, Residence:

                  The principal business office of each Reporting Person is c/o MatlinPatterson Global Advisers, 520 Madison Avenue, New York, NY 10022-4213.

         (c)      Citizenship:

                  Each of Matlin Partners (Delaware) and Matlin Partners B is a Delaware limited partnership. Matlin Partners (Bermuda) is a Bermuda limited partnership. Each of Matlin Advisers, Matlin Global Partners, Matlin Asset Management and MatlinPatterson is a Delaware limited liability company. Each of Messrs. Patterson and Matlin is a citizen of the United States.

         (d)      Title of Class of Securities:

                  Common Stock, par value $0.01 per share

         (e)      CUSIP Number:

                  20581E104

Item 3.   If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

         (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e) [ ]  An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

         (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                  Matlin Partners (Delaware):                      1,055,547*
                  Matlin Partners (Bermuda):                       367,824**
                  Matlin Partners B:                               35,128***
                  Matlin Advisers:                                 1,458,499****
                  Matlin Global Partners:                          1,458,499****
                  Matlin Asset Management:                         1,458,499****
                  MatlinPatterson:                                 1,458,499****
                  Messrs. Patterson and Matlin:                    1,458,499****

         (b)      Percent of class:

                  Matlin Partners (Delaware):                      6.7%
                  Matlin Partners (Bermuda):                       2.3%
                  Matlin Partners B:                               0.2%
                  Matlin Advisers:                                 9.2%
                  Matlin Global Partners:                          9.2%
                  Matlin Asset Management:                         9.2%
                  MatlinPatterson:                                 9.2%
                  Messrs. Patterson and Matlin:                    9.2%

         (c)      Number of shares as to which the person has:

                  (i)     Sole power to vote or to direct the vote:

                  Matlin Partners (Delaware):                      -0-
                  Matlin Partners (Bermuda):                       -0-
                  Matlin Partners B:                               -0-
                  Matlin Advisers:                                 -0-
                  Matlin Global Partners:                          -0-
                  Matlin Asset Management:                         -0-
                  MatlinPatterson:                                 -0-
                  Messrs. Patterson and Matlin:                    -0-

                  (ii)    Shared power to vote or to direct the vote:

                  Matlin Partners (Delaware):                      1,055,547*
                  Matlin Partners (Bermuda):                       367,824**
                  Matlin Partners B:                               35,128***
                  Matlin Advisers:                                 1,458,499****
                  Matlin Global Partners:                          1,458,499****
                  Matlin Asset Management:                         1,458,499****
                  MatlinPatterson:                                 1,458,499****
                  Messrs. Patterson and Matlin:                    1,458,499****

                  (iii)   Sole power to dispose or to direct the disposition of:

                  Matlin Partners (Delaware):                      -0-
                  Matlin Partners (Bermuda):                       -0-
                  Matlin Partners B                                -0-
                  Matlin Advisers:                                 -0-
                  Matlin Global Partners:                          -0-
                  Matlin Asset Management:                         -0-
                  MatlinPatterson:                                 -0-
                  Messrs. Patterson and Matlin:                    -0-

                  (iv) Shared power to dispose or to direct the disposition of:

                  Matlin Partners (Delaware):                      1,055,547*
                  Matlin Partners (Bermuda):                       367,824**
                  Matlin Partners B:                               35,128***
                  Matlin Advisers:                                 1,458,499****
                  Matlin Global Partners:                          1,458,499****
                  Matlin Asset Management:                         1,458,499****
                  MatlinPatterson:                                 1,458,499****
                  Messrs. Patterson and Matlin:                    1,458,499****

         This Schedule 13G is filed on behalf of (i) (A) Matlin Partners (Delaware), which such entity owns directly 998,977 shares of common stock of the Issuer and warrants to acquire an additional 56,570 shares of common stock of the Issuer, (B) Matlin Partners (Bermuda), which such entity owns directly 348,112 shares of common stock of the Issuer and warrants to acquire an additional 19,712 shares of common stock of the Issuer, and (C) Matlin Partners B, which such entity owns directly 33,241 shares of common stock of the Issuer and warrants to acquire an additional 1,887 shares of common stock of the Issuer (collectively, "Matlin Partners"), (ii) Matlin Advisers, by virtue of its investment authority over equity securities held by Matlin Partners, (iii) Matlin Global Partners, as general partner of Matlin Partners, (iv) Matlin Asset Management, as the holder of all of the membership interests in Matlin Global Partners and Matlin Advisers, (v) MatlinPatterson, as the holder of all of the membership interests in Matlin Asset Management, and (vi) Mark Patterson and David Matlin each, as a holder of 50% of the membership interests in MatlinPatterson. The foregoing shall not be an admission that any of Matlin Advisers, Matlin Global Partners, Matlin Asset Management, MatlinPatterson, Mark Patterson and David Matlin is the beneficial owner of the securities held by Matlin Partners and each of such persons disclaims any beneficial interest in the equity securities owned by the accounts managed by Matlin Partners, except to the extent of their pecuniary interest therein, if any.

____________________________

* Includes a warrant to purchase 56,570 shares of common stock. ** Includes a warrant to purchase 19,712 shares of common stock. *** Includes warrants to purchase 1,887 shares of common stock. ****Includes warrants to purchase 78,169 shares of common stock.

Item 5.  Ownership of Five Percent or Less of a Class.

                                 NOT APPLICABLE

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Materials to be filed as Exhibits

Exhibit A    Joint Filing Agreement, dated as of November 30, 2005, by
             and among the Reporting Persons.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 30, 2005

                                       MATLINPATTERSON LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Member


                                       MATLINPATTERSON ASSET MANAGEMENT LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Chairman


                                       MATLINPATTERSON GLOBAL ADVISERS LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Chairman


                                       MATLINPATTERSON GLOBAL PARTNERS LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Director


                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS L.P.

                                       By: MatlinPatterson Global Partners LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Director


                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS (BERMUDA) L.P.

                                       By: MatlinPatterson Global Partners LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Director

                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS B, L.P.

                                       By: MatlinPatterson Global Partners LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Director


                                       DAVID J. MATLIN

                                       By: /s/ DAVID J. MATLIN
                                           -------------------------------------
                                           Name: David J. Matlin


                                       MARK R. PATTERSON

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name: Mark R. Patterson

                                    EXHIBIT A

                             JOINT FILING AGREEMENT


         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 30th day of November, 2005.


                                       MATLINPATTERSON LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Member


                                       MATLINPATTERSON ASSET MANAGEMENT LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Chairman


                                       MATLINPATTERSON GLOBAL ADVISERS LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Chairman


                                       MATLINPATTERSON GLOBAL PARTNERS LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Director

                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS L.P.

                                       By: MatlinPatterson Global Partners LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Director


                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS (BERMUDA) L.P.

                                       By: MatlinPatterson Global Partners LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Director


                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS B, L.P.

                                       By: MatlinPatterson Global Partners LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Director


                                       DAVID J. MATLIN

                                       By: /s/ DAVID J. MATLIN
                                           -------------------------------------
                                           Name: David J. Matlin


                                       MARK R. PATTERSON

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name: Mark R. Patterson